POWER OF ATTORNEY

   The undersigned hereby constitutes and appoints each of Shannon M. Shaw and Christopher W. Bohnert, signing singly, as his true and lawful attorney-in-fact, for such period of time that the undersigned is required to file reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), due to his affiliation with Angi Inc., a Delaware corporation ("the Company"), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact, to:
(1)    execute for and on behalf of the undersigned Form ID, Forms 3, 4, and 5 and any amendments to previously filed forms as necessary or desirable under Section 16(a) of the Exchange Act and the rules thereunder;
(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Forms 3, 4, 5 or Form ID, or any amendment thereto, and timely file such form with the United States Securities and Exchange Commission and any other authority as required by law;
(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of or legally required by the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion; and
(4) seek or obtain, in connection with the forgoing, as the undersigned's attorney-in-fact and on the undersigned's behalf, information regarding transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators, and trustees, and the undersigned hereby authorizes any such person to release any such information to such attorney-in-fact and approves and ratifies any such release of information.
   The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his or her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that neither the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, nor the Company assumes any of the undersigned's responsibilities to comply with the Exchange Act.
   This Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned's obligations under the Exchange Act, including, without limitation, the reporting requirements under Section 16 of the Exchange Act.  Additionally, although pursuant to this Power of Attorney the Company will endeavor to timely and accurately file Section 16 reports on behalf of the undersigned, the Company does not represent or warrant that it will be able to in all cases timely and accurately file Section 16 reports due to a variety of factors, including, without limitation, the shorter deadlines mandated by the Sarbanes-Oxley Act of 2002, possible time zone differences between Company personnel and the undersigned, and the Company's need to rely on other parties for information necessary for the preparation and filing of Section 16 reports, including the undersigned and brokers of the undersigned.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 10th day of June, 2022.

/s/ Gregg Winiarski

Name: Gregg Winiarski